Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated December 12, 2017

Relating to Preliminary Prospectus Supplement dated December 12, 2017 to Prospectus dated April 8, 2015

Shelf Registration Statement No. 333-203294-01

Vornado Realty L.P.

$450,000,000 3.500% Notes due 2025

Pricing Term Sheet

Issuer:	Vornado Realty L.P.

Securities Offered:	3.500% Notes due 2025

Expected Security Ratings* (Moody’s/Standard & Poor’s/Fitch):	Baa2/BBB/BBB

Principal Amount:	$450,000,000

Maturity Date:	January 15, 2025

Trade Date:	December 12, 2017

Settlement Date:	December 27, 2017 (T+10)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2018

Coupon:	3.500% per annum

Benchmark Treasury:	U.S. Treasury 2.125% due November 30, 2024

Benchmark Treasury Price:	98-25

Benchmark Treasury Yield:	2.315%

Spread to Benchmark Treasury:	+ 125 bps

Yield to Maturity:	3.565%

Public Offering Price:	99.596% per note

Net Proceeds:	$445,369,500 (after deducting the underwriting discount and before expenses associated with the transaction)

Redemption at Issuer Option:

We may redeem some or all of the notes at any time and from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the notes being redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of such notes calculated as if the maturity date of such notes was November 15, 2024 (the date that is sixty days prior to the stated maturity date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less accrued but unpaid interest to, but not including, the redemption date; plus, in the case of each of (i) and (ii), accrued but unpaid interest to, but not including, the redemption date.

Notwithstanding the foregoing, if the notes are redeemed on or after November 15, 2024 (the date that is sixty days prior to the stated maturity date), the redemption price will be 100% of the aggregate principal amount of the notes being redeemed plus any accrued but unpaid interest on those notes to, but not including, the redemption date.

CUSIP/ISIN:	929043AJ6 / US929043AJ65

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Jefferies LLC

Barclays Capital Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Senior Co-Manager:	Loop Capital Markets LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

Drexel Hamilton, LLC

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Janney Montgomery Scott LLC

MUFG Securities Americas Inc.

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Vornado Realty L.P. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and the other documents Vornado Realty L.P. has filed with the SEC for more complete information about Vornado Realty L.P. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, you can request the prospectus by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533 and Jefferies LLC toll-free at 1-877-877-0696.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER ELECTRONIC MAIL SYSTEM.